Exhibit 99.1

Lpath Achieves Merck Serono Milestone

Lpath Demonstrates Commercially Acceptable Manufacturing Yield of ASONEP™

Lpath Demonstrates Commercially Acceptable Manufacturing Yield of ASONEP(TM)

SAN DIEGO, CA, Aug 24, 2009 (MARKETWIRE via COMTEX) — Lpath, Inc. (OTCBB: LPTN), the category leader in lipidomics-based therapeutics, demonstrated commercially acceptable yields in its optimized fermentation process. In doing so, Lpath achieved one of four Phase 1 objectives established by Merck Serono, the exclusive worldwide licensee of ASONEP and Lpath’s development partner, and will receive a milestone payment according to the terms of the Merck Serono license agreement.

Lpath will now focus on achieving the remaining three objectives established with Merck Serono and expects final results on these objectives later this quarter or early next quarter. In addition to receiving payments from Merck Serono for achieving each of these objectives, Lpath will also receive a payment of $28 million should Merck Serono elect to take over the ASONEP program. Taking over the program would also include assuming the costs of further development of ASONEP and payment for any Phase 2 drug-product inventory held by Lpath.

“Achieving this first objective represents a major milestone for Lpath,” said Scott R. Pancoast, Lpath’s president and CEO, “and it further validates Lpath’s novel approach of targeting bioactive signaling lipids in the treatment of human disease. Our unique ability to generate antibodies against bioactive lipids using our ImmuneY2(TM) drug-discovery engine has made Lpath a recognized leader in this emerging field.”

“We continue to be optimistic about achieving the other three objectives,” continued Pancoast. “And we continue to appreciate the valuable guidance and special expertise — in both the cancer and multiple-sclerosis arenas — provided by Merck Serono, our ASONEP development partner.”

About Lpath

San Diego-based Lpath, Inc. is the category leader in lipidomics-based therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2(TM) drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company is currently advancing three drug candidates, two of which — ASONEP(TM) for cancer and iSONEP(TM) for AMD — are in late-Phase 1 clinical trials. For ASONEP, Lpath has joined with Merck Serono under a worldwide exclusive license and development partnership. For more information, go to www.Lpath.com.

About Merck Serono

Merck Serono is the division for innovative prescription pharmaceuticals of Merck KGaA, Darmstadt, Germany, a global pharmaceutical and chemical company. Headquartered in Geneva, Switzerland, Merck Serono discovers, develops, manufactures and markets innovative small molecules and biopharmaceuticals to help patients with unmet medical needs. In the United States and Canada, EMD Serono operates through separately incorporated affiliates.

About Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward-looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that milestones will be met, results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath, Inc.	Lpath Investor Relations

Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
858-678-0800 x104 spancoast@Lpath.com	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com